2000 One Logan Square                              MORGAN, LEWIS
Philadelphia, PA 19103-5993                        & BOCKIUS LLP

215-953-5000                             C O U N S E L O R S   A T   L A W


December 24, 1996



Manning & Napier Fund, Inc.
1100 Chase Square
Rochester, New York 14604

          Re:     Rule 24f-2 Notice for Manning & Napier
                  Fund, Inc. (File No. 2-92633)

Gentlemen:

Manning & Napier Fund, Inc. (the "Fund") is a corporation organized under the laws of the State of Maryland with its principal place of business in Rochester, New York. The Fund is an open-end management investment company with diversified and non-diversified portfolios registered with the Securities and Exchange Commission (the "Commission") under the Investment Company Act of 1940, as amended (the "1940 Act"). Some of the portfolios have calendar fiscal years and others have fiscal years ending October 31. This opinion relates to shares of common stock, par value $.01 per share, sold by certain portfolios of the Fund in reliance upon Rule 24f-2 during their fiscal years ended October 31, 1996 (the "October 31 portfolios"), the registration of which is made definite by the filing of the attached Notice.

We have reviewed all proceedings taken by the Fund in connection with the authorization of issuance of the shares of common stock of the October 31 portfolios, par value $.01 per share, which have been offered under a Prospectus or Prospectuses included as part of the Fund's Registration Statement on Form N-1A, as amended to the date hereof, which has been filed with the Commission under the Securities Act of 1933 and the 1940 Act (collectively, the "Registration Statement").

We are of the opinion that such shares of common stock, when sold and issued in return for the payment described in the Fund's Registration Statement, were legally issued, fully paid and non-assessable by the Fund.

Very truly yours,

/s/Morgan, Lewis & Bockius LLP
   Morgan, Lewis & Bockius LLP





cc:  Barbara Lapple